UNITED STATES
SECURITIES AND EXCHANGE COMMISSSION
 Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIRST RELIANCE BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

May 1, 2006

To the Shareholders of First Reliance Bancshares, Inc.:

          You are cordially invited to attend the annual meeting of shareholders of First Reliance Bancshares, Inc. (the “Company”) to be held at the Florence Country Club, 450 Country Club Boulevard in Florence, South Carolina, on Thursday, June 15, 2006 at 4:00 p.m.

          The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting.  We will also report on our operations during the past year and during the first quarter of fiscal year 2006, as well as our plans for the future.

          A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

          We cannot take any action at the meeting unless the holders of a majority of the outstanding shares of common stock of the Company are represented, either in person or by proxy.  Therefore, whether or not you plan to attend the meeting, please mark, date, and sign the enclosed proxy card, and return it to the Company in the envelope provided as soon as possible.

          Returning the proxy card will not deprive you of your right to attend the meeting and vote your shares in person.  You may revoke your proxy at any time before the proxy is exercised.

          I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

Sincerely,

/s/ F. R. Saunders, Jr.

F. R. Saunders, Jr. President and Chief Executive Officer

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 2006

To the Shareholders of First Reliance Bancshares, Inc.:

          The Annual Meeting of Shareholders of First Reliance Bancshares, Inc. will be held on Thursday, June 15, 2006 at 4:00 p.m. at the Florence Country Club, 450 Country Club Boulevard in Florence, South Carolina, for the following purposes:

(1)	Elect Directors. To elect three (3) persons to serve as Class B Directors until the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified.

(2)	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

          The enclosed Proxy Statement explains these proposals in greater detail.  We urge you to review these materials carefully.

          The Board of Directors has fixed the close of business on April 17, 2006, as the record date for determining the shareholders who are entitled to notice of and to vote at the meeting.

          We hope that you will be able to attend the meeting.  We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

          If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person.  You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ F. R. Saunders, Jr.

F. R. Saunders, Jr. President and Chief Executive Officer

May 1, 2006

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
 (843) 656-5000

PROXY STATEMENT FOR 2006 ANNUAL MEETING

INTRODUCTION

Time and Place of the Meeting

          The Board of Directors of First Reliance Bancshares, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Thursday, June 15, 2006 at 4:00 p.m. at the Florence Country Club, 450 Country Club Boulevard in Florence, South Carolina, and at any adjournments of the meeting.

Record Date and Mail Date

          The close of business on April 17, 2006 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  We first mailed this proxy statement and the accompanying proxy card to shareholders on or about May 1, 2006.

Number of Shares Outstanding

          As of the close of business on the record date, the Company had 20,000,000 shares of common stock, $0.01 par value, authorized, of which 3,398,599 shares were issued and outstanding.  Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposals to Be Considered

          Shareholders will be asked to elect three (3) persons to serve as Class B Directors for a three-year term, until the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified.  This proposal is further described in this proxy statement.  The Board of Directors recommends that you vote for approval of this proposal.

          Shareholders may also be asked to vote on other matters, if any, properly brought before the shareholders at the annual meeting.

Procedures for Voting by Proxy

          If you properly sign, return and do not revoke your proxy, the persons appointed as proxies, who are Leonard A. Hoogenboom and F. R. Saunders, Jr., will vote your shares according to the instructions you have specified on the proxy card.  If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted for the election of the nominated directors and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting.  If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

          You can revoke your proxy at any time before it is voted by delivering to F. R. Saunders, Jr., President and Chief Executive Officer of the Company, at the main office of the Company, either a written revocation of the proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

          Quorum.  A quorum will be present at the meeting if a majority of the outstanding shares of common stock are represented in person or by valid proxy.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

          Abstentions.  A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum.  Abstentions do not count as votes in favor of or against a given proposal unless the proposal being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote.  In such a case, abstentions will count as votes against the proposal.

          Broker Non-Votes.  Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies for which brokers fail to vote on one or more proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon.  Broker non-votes are included in determining the presence of a quorum.  A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority unless the matter being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote.  In such a case, broker non-votes will count as votes against the proposal.

          Approval Requirements.  To be elected or ratified as a director, a director nominee must receive a plurality of the votes for his or her election as a director.  As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election of the director for which you withheld your vote, unless you cast that vote for a competing nominee, if any.

          Any other matter that may properly come before the annual meeting, requires more votes for than against the proposal being voted upon.  Abstentions and broker non-votes will not be counted as votes against any proposal and therefore will have no effect on the outcome of the proposal.

SOLICITATION OF PROXIES

          The Company will pay the cost of proxy solicitation.  Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise.  We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL – ELECTION OF DIRECTORS

Director Nominees

          The Company’s Articles of Incorporation provide that the Board of Directors of the Company will be divided into three (3) classes – Class A, Class B and Class C – each of which is as nearly equal in number as possible.  The directors in each class serve for staggered terms of three years each.   The following table shows for each nominee:  (a) his name; (b) his age at December 31, 2005; (c) how long he has been a director of the Company; (d) his position(s) with the Company; and (e) his principal occupation and business experience for the past five years.  Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.  The Board of Directors recommends that the shareholders elect the persons identified below as Class B Director Nominees.

CLASS B — DIRECTOR NOMINEES
(Nominated for a Three-Year Term Expiring 2009)

•

Paul C. Saunders, age 44, has been (i) Senior Vice President and a director of the Bank since August 16, 1999; (ii) Senior Vice President and Assistant Secretary of the Company since April 18, 2001; and (iii) a director of the Company since April 12, 2001.  Mr. Saunders was Financial Sales Officer of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank.  Mr. Saunders was a Vice President of Pee Dee State Bank from October 1987 until March 1998.  Mr. Sanders is the brother of F. R. Saunders, Jr., a director and the President and Chief Executive Officer of the Company.

•

Andrew G. Kampiziones, age 74, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001.  Mr. Kampiziones has been the sole owner and President and Treasurer of Fairfax Development Corporation, a real estate development corporation, since December 1991.  Mr. Kampiziones has also been a part-time professor at Francis Marion University since 1991 and a full-time teacher at Florence/Darlington Technical College since 1992.

•

Jeffrey A. Paolucci, age 36, has been (i) a director of the Company and the Bank since May 1, 2003 and (ii) Senior Vice President and Chief Financial Officer of the Company and the Bank since September 30, 2002.  Prior to joining the Company and the Bank, Mr. Paolucci had been a bank examiner in the Columbia, South Carolina field office of the FDIC since 1993.

Continuing Directors

          The following two tables set forth, for each remaining director of the Company who’s term has not yet expired, the following:  (a) his name; (b) his age at December 31, 2005; (c) how long he has been a director of the Company; (d) his position(s) with the Company; and (e) his principal occupation and business experience for the past five years.  Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.

CLASS C — CONTINUING DIRECTORS
(Term Expiring 2007)

•

A. Dale Porter, age 55, has been (i) the Senior Branch Administrator since June 30, 2005; (ii) a director of the Bank since August 16, 1999; and (iii) a director of the Company since April 12, 2001.  From April 1, 2004 to June 30, 2005, Mr. Mr. Porter served as the Senior Deposit Operations Manager for the Bank; from April 1, 2003 to April 1, 2004, Mr. Porter served as Controller for the Bank; and from August 16, 1999 to April 1, 2003, Mr. Porter served as Executive Vice President, Chief Financial Officer and Secretary of the Bank.  Prior to joining the Company and the Bank, Mr. Porter was Regional Support Specialist-Operational of the region of Centura Bank in South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until October 1998, when he resigned to organize the Bank. Mr. Porter was Cashier and a director of Pee Dee State Bank from January 1978 until March 1998 and was manager of data processing from February 1972 until January 1978.

•

John M. Jebaily, age 54, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001.  Mr. Jebaily has been self-employed as a real estate agent in Florence since 1977.

•

C. Dale Lusk, MD, age 47, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001.  Dr. Lusk has been in the private practice of OB/GYN since 1993.  He is currently a partner/owner in Advance Women’s Care, a local OB/GYN practice.

•

A. Joe Willis, age 66, has been a director of the Bank since January 21, 2000 and a director of the Company since April 12, 2001.  Mr. Willis has been the President of Willis Chiromed, a chiropractic practice, since 1964.

CLASS A — CONTINUING DIRECTORS
(Term Expiring 2008)

•

F. R. Saunders, Jr., age 45, has been (i) President, Chief Executive Officer and a director of the Bank since August 16, 1999; (ii) a director of the Company since April 12, 2001; and (iii) President and Chief Executive Officer of the Company since April 18, 2001.  Mr. Saunders was Senior Market Manager of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank.  Mr. Saunders was a Vice President and a director of Pee Dee State Bank from January 1990 until March 1998.  Mr. Saunders is the brother of Paul C. Saunders, a director and Senior Vice President of the Company.

•

Leonard A. Hoogenboom, age 62, has been (i) Chairman of the Board and a director of the Bank since August 16, 1999 and (ii) Chairman of the Board and a director of the Company since April 12, 2001.  Mr. Hoogenboom has been the owner and Chief Executive Officer of L. Hoogenboom CPA, a local CPA firm, since 1984.  Mr. Hoogenboom has extensive local contacts and a wide variety of business experiences.

•

T. Daniel Turner, age 58, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001.  Mr. Turner has been the owner and President of Turner’s Custom Auto Glass Inc., an auto glass installation company, since 1982.  In addition, Mr. Turner has been owner of The Glass Connection USA, a billing service company, since 1993.

Meetings and Committees of the Board

          During the year ended December 31, 2005, the Boards of Directors of the Company and the Bank held 11 joint meetings.  Additionally, while operating as joint committees of both the Bank and the Company, during 2005 the Nominating and Performance Committee held one meeting, the Audit Committee held four meetings and the Compensation Committee held five meetings.  Based upon these board and committee meetings, for calendar year 2005, all incumbent directors attended at least 75% of their respective board and committee meetings.  The Company does not have a formal policy regarding board member attendance at the annual meeting of shareholders; however, board members are encouraged to attend any and all shareholder meetings of the Company.  Last year eight of our ten directors attended our annual meeting of shareholders.

          The Compensation Committee consists of Joe Willis, Leonard A. Hoogenboom, Andrew G. Kampiziones, and T. Daniel Turner and is responsible for establishing targets and awards under our management compensation plan, granting stock options, reviewing salary ranges and fringe benefits, reviewing and approving compensation of the executive officers and administering various employee compensation and incentive plans of the Company.

          The Nominating and Performance Committee consists of Leonard A. Hoogenboom, F. R. Saunders, Jr. and C. Dale Lusk.  This committee will consider shareholders’ nominations of individuals to serve as directors of the Company in accordance with the Company’s Bylaws and the committee’s charter.  As part of its responsibilities, the committee makes a recommendation regarding any suggested nominee to the entire Board of Directors for final determination and consideration.

          The Audit Committee recommends to the Bank’s and the Company’s Board of Directors the independent public accountants to be selected to audit the Bank’s and the Company’s annual financial statements and determines that all audits and exams required by law are performed fully, properly and in a timely fashion.

The Audit Committee also evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and audit plan.  The Audit Committee during 2005 consisted of C. Dale Lusk, Andrew G. Kampiziones, Leonard A. Hoogenboom and T. Daniel Turner.  Under Nasdaq listing standards, each member of the committee is deemed to be an independent director.  The Board has determined that Mr. Hoogenboom is an “audit committee financial expert” as that term is defined in SEC regulations.  The Company’s and the Bank’s Board of Directors have not adopted a written charter for the Audit Committee.

Audit Committee Report

          The Audit Committee reports as follows with respect to the audit of the Company’s 2005 audited consolidated financial statements.

•	The Audit Committee has reviewed and discussed the Company’s 2005 audited consolidated financial statements with the Bank’s and the Company’s management;

•

The Audit Committee has discussed with the independent auditors, Elliott Davis, LLC, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•

The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from the Company and the Bank; and

•

Based on review and discussions of the Company’s 2005 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2005 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB.

March 16, 2006	Audit Committee:	C. Dale Lusk Andrew G. Kampiziones Leonard A. Hoogenboom T. Daniel Turner

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

          The following table sets forth certain information as of December 31, 2005 concerning the number and percentage of shares of Company common stock beneficially owned by each director and executive officer of the Company, individually and as a group.  Except as set forth below, the Company knows of no person who owns or controls, directly or indirectly, in excess of 5% of the outstanding common stock of the Company.  Unless otherwise indicated, the address of each person is c/o First Reliance Bancshares, Inc., 2170 W. Palmetto Street, Florence, South Carolina 29501.

Name and Address	Position	Number of Shares Beneficial Owned	Percent	Manner in which Shares are Held

Thomas C. Ewart, Sr.	Executive Officer	8,044	*	Includes 5,205 shares underlying vested options held by Mr. Ewart.

Leonard A. Hoogenboom	Director	20,560	*	Includes 2,440 shares held by his spouse and 480 shares held as custodian for two grandchildren.

John M. Jebaily	Director	22,366	*

Andrew G. Kampiziones	Director	13,500	*

C. Dale Lusk, MD	Director	27,500	*

Jess A. Nance	Executive Officer	0	*

Jeffrey A. Paolucci	Executive Officer and Director	31,778	*	Includes 720 shares held by his spouse and 20,000 shares underlying vested options held by Mr. Paolucci.

A. Dale Porter	Director	150,881	4.4%	Includes 85,000 shares underlying vested options held by Mr. Porter.

F. R. Saunders, Jr.	Executive Officer and Director	191,221	5.5%

Includes 850 shares held by Mr. Saunders’ children; 8,392 shares held by his spouse; 2,000 shares subject to stock options owned by his spouse; and 155,371 shares underlying vested options held by Mr. Saunders.

Paul C. Saunders	Executive Officer and Director	195,097	5.7%	Includes 140,371 shares underlying vested options held by Mr. Saunders.

T. Daniel Turner	Director	84,500	2.6%	Includes 1,000 shares held as custodian for a grandchild.

A. Joe Willis	Director	49,500	1.5%	Includes 49,300 shares held by his spouse.

All Directors and Executive Officers, as a Group (12 persons)		794,947	21.4%	Includes 405,947 underlying vested options held by reporting persons.

*	Represents ownership of less than 1%.

EXECUTIVE OFFICERS

          The following table shows for each executive officer of the Company:  (a) his name; (b) his age at December 31, 2005; (c) how long he has been an officer of the Company; and (d) his positions with the Company and the Bank.  Except as otherwise indicated, each executive officer has been engaged in his present principal occupation for more than five years.

Name (Age)	Officer Since	Position(s) with the Company and the Bank

Thomas C. Ewart, Sr. (56)	2003

Senior Vice President and Chief Banking Officer since January 1, 2006.  Mr. Ewart served as the Bank’s Chief Credit Officer from April 28, 2003 until January 1, 2006.  Prior to joining the Bank, Mr. Ewart had been an area executive with Carolina First Bank, formerly known as Anchor Bank, for approximately seven years.

Jess A. Nance (51)	2006

Senior Vice President and Chief Credit Officer since January 19, 2006; Senior Vice President, Credit Administration since November 2004.  Prior to joining the Bank, Mr. Nance had been President and CEO of Florence National Bank since July 1998.

Jeffrey A. Paolucci (36)	2002

Director of the Company and the Bank since May 1, 2003 and (ii) Senior Vice President and Chief Financial Officer of the Company and the Bank since September 30, 2002.  Prior to joining the Company and the Bank, Mr. Paolucci had been a bank examiner in the Columbia, South Carolina field office of the FDIC since 1993.

F. R. Saunders, Jr. (45)	1999

President, Chief Executive Officer and a director of the Bank since August 16, 1999; a director of the Company since April 12, 2001; and President and Chief Executive Officer of the Company since April 18, 2001.

Paul C. Saunders (44)	1999

Senior Vice President and a director of the Bank since August 16, 1999; Senior Vice President and Assistant Secretary of the Company since April 18, 2001; and a director of the Company since April 12, 2001.

COMPENSATION

          Under rules established by the SEC, the Company is required to provide information regarding the compensation and benefits provided to its Chief Executive Officer and each of its other executive officers whose total annual salary and bonus is at least $100,000 (collectively, the “Named Executive Officers”).  The following table presents the total compensation for all Named Executive Officers for services in all capacities to the Company or the Bank for the fiscal years 2005, 2004 and 2003.

		Annual Compensation (1)		Long-Term Compensation Awards

Name and Position	Year	Salary ($)	Bonus ($)	Options/SARs (#)	All Other Compensation ($) (2)

F. R. Saunders, Jr., (3)	2005	215,000	170,000	35,000	16,404
President and CEO	2004	189,950	109,550	0	12,279
	2003	139,150	77,617	50,371	13,937

Jeffrey A. Paolucci, (3)	2005	160,000	72,500	0	9,887
Senior Vice President	2004	135,000	46,000	10,000	6,744
and CFO	2003	98,550	28,500	10,000	6,016

Thomas C. Ewart, Sr.,	2005	145,000	36,250	0	7,045
Senior Vice President and	2004	135,000	27,000	0	3,384
Chief Banking Officer	2003	90,000	16,476	5,205	8,437

Paul C. Saunders, (3)	2005	114,250	21,000	35,000	5,957
Senior Vice President	2004	106,450	18,000	0	7,306
	2003	95,850	18,000	50,371	12,000

Jess A. Nance,	2005	100,000	20,000	0	4,527
Senior Vice President and
Chief Credit Officer

(1)

The aggregate value of “perquisites and other personal benefits, securities or property” does not meet the minimum amount required for disclosure under the Securities and Exchange Commission’s regulations.

(2)

Primarily consists of 401(k) and ESOP contributions made by the Company for the benefit of the named executives, as well as insurance premiums paid on behalf of the named executives.  In 2005, this compensation consisted of the following payments:

	401(K)	ESOP	Life Insurance

F. R. Saunders	6,000	7,206	3,198
Jeffrey A. Paolucci	5,244	4,019	624
Thomas C. Ewart, Sr.	2,964	3,457	624
Paul C. Saunders	3,039	2,474	444
Jess A. Nance	2,376	1,719	432

(3)	Salary includes director fees.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values

          The following tables sets forth information at December 31, 2005, concerning stock options held by the Company’s executive officers named above.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options at December 31, 2005

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

F. R. Saunders, Jr.	0	0	155,371	0	2,408,250	0
Jeffrey A. Paolucci	0	0	20,000	0	310,000	0
Thomas C. Ewart, Sr.	0	0	5,205	0	80,677	0
Paul C. Saunders	15,000	$157,000	140,371	0	2,175,750	0
Jess A. Nance	0	0	0	0	0	0

          As shown in the following table, the Company granted stock options for a total of 70,000 shares of common stock during 2005 to the named executive officers.  The Company did not grant any stock appreciation rights, restricted stock or other stock incentives to the executive officers named above during 2005.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees During 2005	Exercise Price	Expiration Date

F. R. Saunders, Jr.	35,000	50%	11.50	5/10/2015
Jeffrey A. Paolucci	0	0	0	0
Thomas C. Ewart, Sr.	0	0	0	0
Paul C. Saunders	35,000	50%	11.50	5/10/2015
Jess A. Nance	0	0	0	0

Employment Agreements

          F. R. Saunders, Jr. has an employment agreement with the Bank and the Company providing for his employment by the Bank originally for a term of three years commencing on March 1, 2001 and ending on March 1, 2004, but extended automatically each month for an additional month unless either party provides notice to the other to cease the automatic extensions.  The employment agreement generally provides Mr. Saunders with an annual base salary of $115,000, which may (subject to specific limitations) be increased or decreased at the discretion of the Compensation Committee.

          Mr. Saunders also is eligible to receive an incentive bonus equal to 5% of the Bank’s consolidated pre-tax earnings for the year, if mutually agreeable individual and team performance criteria and budgeted profit targets are met.  If budgeted profit is missed by 60% or more, Mr. Saunders will not receive an annual bonus.  If budgeted profit is exceeded by more than 10%, an additional 5% bonus may be awarded by the Compensation Committee and the Board of Directors.  In no event may Mr. Saunders’ bonus amount exceed an amount equal to 100% of Mr. Saunders’ annual salary for the calendar year for which the bonus was paid.

          In accordance with his employment agreement, if the Company conducts a public offering of its common stock, Mr. Saunders will be granted, effective as of the date of the closing of the offering, options to purchase that number of Company common stock which is equal to 5% of the number of shares sold in the offering at the offering price.

          The employment agreement also requires the Bank to provide other employee benefits, such as health and disability insurance coverage.  In addition, the employment agreement requires the Bank to purchase and maintain term life insurance coverage providing a death benefit of $1,000,000 payable to any beneficiary or beneficiaries designated by Mr. Saunders.  The policy is convertible to a policy owned by Mr. Saunders under specific conditions.

          The employment agreement provides that if Mr. Saunders resigns from the Bank for good reason or if the Bank terminates Mr. Saunders’ employment other than for cause (as defined by the agreement), then the Bank shall continue to pay Mr. Saunders the annual salary he is receiving at the time plus an incentive bonus at a rate equal to the bonus Mr. Saunders received the previous year, on a monthly basis for a period of three years from the date of termination.  The employment agreement further provides that if, after a “Change in Control,” as defined in the employment agreement, Mr. Saunders resigns from the Bank for good reason (as defined in the agreement) or if the Bank terminates Mr. Saunders’ employment other than for cause, then the Bank shall continue to pay Mr. Saunders 150% of the annual salary he is receiving at the time, for a period of five years and the Bank shall pay Mr. Saunders a severance payment equal to three times the annual salary he is receiving at the time plus three times the incentive bonus he received for the year prior to the year of his termination of employment.

          The employment agreement also provides that Mr. Saunders agrees, for a period of two years after the termination of his employment, he will not manage, operate, be employed by, participate in or be connected in any manner with the management, operation or control of any community, commercial or consumer bank within a 25-mile radius of any branch of the Bank.

          Jeffrey A. Paoluccihas an employment agreement with the Bank providing for his employment by the Bank until September 30, 2008.  The employment agreement provides Mr. Paolucci with an initial base annual salary of $95,000, a signing bonus of $9,500, reimbursement of certain membership dues and eligibility for annual bonus compensation to be set by the Bank.

          Mr. Paolucci’s employment agreement also provides that the Bank or Mr. Paolucci may terminate the agreement at any time and for any reason.  For a period of one-year after termination, Mr. Paolucci will be subject to various non-solicitation and non-compete provisions of his agreement.  Additionally, the employment agreement provides that upon a change in control (as defined by the agreement), and in the event the agreement is not otherwise terminated by the Bank or Mr. Paolucci, the agreement shall either be renewed for a new three-year term or the Bank may terminate Mr. Paolucci’s employment, which termination would trigger a severance payment obligation on the part of the Bank equal to Mr. Paolucci’s then base salary (including benefits) and bonus for which Mr. Paolucci would have otherwise received for the three-year period beginning on the date of the change in control.

          Paul C. Saunders has an employment agreement with the Bank and the Company providing for his employment by the Bank originally for a term of three years commencing on March 1, 2001 and ending on March 1, 2004, but extended automatically each month for an additional month unless either party provides notice to the other to cease the automatic extensions.  The employment agreement provides Mr. Saunders with an annual salary of $82,000, which may (subject to specific limitations) be increased or decreased at the discretion of the Compensation Committee.  Mr. Saunders also is eligible to receive an incentive bonus if mutually agreeable individual and team performance criteria and budgeted profit targets are met.

          In accordance with his employment agreement, if the Company conducts a public offering of its common stock, Mr. Saunders will be granted, effective as of the date of the closing of the offering, options to purchase that number of Company common stock which is equal to 5% of the number of shares sold in the offering at the offering price.

          In addition, the employment agreement requires the Bank to provide other employee benefits similar to those provided to F. R. Saunders, as described above.  The employment agreement also requires the Bank to purchase and maintain term life insurance coverage providing a death benefit of $500,000 payable to any beneficiary or beneficiaries designated by Mr. Saunders.  The policy is convertible to a policy owned by Mr. Saunders under specific conditions.

          The employment agreement provides that if Mr. Saunders resigns from the Bank for good reason (as defined by the agreement), or if the Bank terminates Mr. Saunders’ employment other than for cause (as defined by the agreement), then the Bank shall continue to pay Mr. Saunders the annual salary he is receiving at the time plus an incentive bonus at a rate equal to the bonus Mr. Saunders received the previous year, on a monthly basis for a period of three years from the date of termination.  The employment agreement further provides that if, after a change in control (as defined by the agreement), Mr. Saunders resigns from the Bank for good reason or if the Bank terminates Mr. Saunders’ employment other than for cause, then the Bank shall continue to pay Mr. Saunders 110% of the annual salary he is receiving at the time, for a period of two years and the Bank shall pay Mr. Saunders a severance payment equal to two times the annual salary he is receiving at the time plus two times the incentive bonus he received for the year prior to the year of his termination of employment.

          The employment agreement also provides that Mr. Saunders agrees, for a period of one year after the termination of his employment, he will not manage, operate, be employed by, participate in or be connected in any manner with the management, operation or control of any community, commercial or consumer bank within a 25-mile radius of any branch of the Bank.

          Thomas C. Ewart, Sr. has an employment agreement with the Bank providing for his employment by the Bank for a term of three years commencing on April 23, 2003, except that the agreement will be extended automatically for additional one-year periods unless a party gives the other party proper non-renewal notice.  The employment agreement provides Mr. Ewart with an initial annual salary of $135,000, insurance coverage in the amount of at least two-times Mr. Ewart’s base salary, reimbursement of certain membership dues, a $25,000 unsecured line of credit, a secured $67,025 loan, stock options equal to at least $41,639 (which are subject to a pre-determined vesting schedule) and eligibility for annual bonus compensation to be set by the Bank.

          Mr. Ewart’s employment agreement also provides that the Bank or Mr. Ewart may terminate the agreement at any time and for any reason.  For a period of one-year after termination, Mr. Ewart will be subject to various non-solicitation and non-compete provisions of his agreement.  Additionally, the employment agreement provides that upon a change in control (as defined by the agreement), and in the event the agreement is not otherwise terminated by the Bank or Mr. Ewart, the agreement shall either be renewed for a new three-year term or the Bank may terminate Mr. Ewart’s employment, which termination would trigger a severance payment obligation on the part of the Bank equal to Mr. Ewart’s then base salary (including benefits) and bonus for which Mr. Ewart would have otherwise received for the three-year period beginning on the date of the change in control.

          Jess A. Nance is paid an annual salary of $100,000 but does not have a formal employment agreement with the Company or the Bank.

Director Compensation

          In 2005, the Company paid its directors an annual retainer fee of $3,500 ($8,500 for the Chairman of the Board) and an annual board member fee of $2,750.  Audit and Loan Committee members were paid $3,000 each for the year, with the respective Chairmen receiving an additional $3,000 as retainer.  Finance and Compensation Committee members were paid $1,500 each for the year, with the respective Chairmen receiving an additional $1,500 as retainer.  Members of other committees were paid $300 per meeting attended.  Directors also receive $250 for continuing education.  Director fees are paid to both management and non-management directors.  A total of $138,600 was paid in director fees during 2005.  In January 2006, the Company agreed to provide the Chairman of the Board with the use of a 2006 Cadillac Deville.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock.  Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file.  To our knowledge, based solely on a review of these reports and representations from our directors and executive officers, our directors and officers filed all reports required by Section 16(a), except Dale Porter filed one late report to describe one transaction and Paul Saunders filed one late report to describe three transactions.  The Company has modified its Section 16 compliance procedures to minimize the number of late reports filed.  As of the record date, all transactions by directors and executive officers have been reported on Section 16 reports.

RELATED PARTY TRANSACTIONS

          The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest.  These transactions take place on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties.  In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features to the Company or the Bank.

          On March 24, 2005, the Bank successfully obtained land for future expansion of the corporate campus plan. First Reliance Bank, as tenant entered into a Lease Agreement with SP Financial, LLC, as landlord, which is a single asset limited liability company having as its only two members F. R. Saunders, Jr., and Jeffrey A. Paolucci, who are both corporate officers of the Bank and the Company.  The Lease is for property located at 2211 West Palmetto Street, Florence, SC.  The Lease is for a 39-year term and initial base rent is payable in $24,000 per month installments, plus taxes and other costs, subject to adjustment based upon various factors, including the commencement of improvements to the property or the change of control of the Bank.  The Bank has a right of first refusal to purchase the property upon landlord’s proposed sale.  The transaction was unanimously approved by the Company’s Board of Directors, with Messrs. Saunders and Paolucci abstaining from the vote.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Company has selected the accounting firm of Elliott Davis, LLC to serve as independent auditors for the Company for the current year.  The firm of Elliott Davis, LLC has served as the Company’s independent auditors since January 2, 2003.

          A representative of Elliott Davis, LLC is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

          The following table shows the amounts paid by the Company to Elliott Davis, LLC for the last two fiscal years.

	2005	2004

Audit fees	$49,900	$39,553
Audit-related fees	18,443	—
Tax fees	4,420	2,875
All other fees	525	5,395

Total Fees	$73,288	$47,823

Audit Fees

          Audit fees consisted primarily of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-QSB.  These fees include amounts paid or expected to be paid for each respective year’s audit.

Audit-Related Fees

          Audit-related fees consist primarily of limited consultations in assisting with the planning and documentation requirements for the Sarbanes-Oxley Act.

Tax Fees

          Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by Elliott Davis, LLC for preparation of federal and state income tax returns and assistance with tax estimates.

All Other Fees

          All other fees include preparation of Forms 5500 and fees for mortgage collateral verification procedures for Federal Home Loan Bank in 2004.

          The fees billed by Elliott Davis, LLC are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee.  The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2005, 100% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

          Director Nominations.   The Nomination Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of the Bank, and professionals in the financial services and other industries.  Similarly, the committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the committee deems relevant.

          The Nomination Committee will consider shareholder nominations for directors that are made in writing and delivered to the Company in accordance with the Company’s Bylaws.  Generally, the Company’s Bylaws require that such notice be given at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that nominations be submitted prior to January 1, 2007 for next year’s annual meeting.  Additionally, the nomination must state, to the extent known to the nominating shareholder, the following information:

•

with respect to the nominee, all information regarding the nominee required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (including the nominee’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

•	any agreement or relationship between the nominee and the Company, its directors, officers, employees and independent auditors, as well as the nominating shareholder; and

•	the nominating shareholder’s name, address and number of shares owned.

          Shareholder nominations not made in accordance with the Company’s nominating procedures may be disregarded by the chair of the meeting at which the election is to be held.

          Shareholder Proposals.  To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must also be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement.  The Company’s Bylaws require that the shareholder’s proposal notice describe:

•	the proposal and the reason it is being brought before the meeting;

•	the shareholder’s name and address and the number of shares he or she beneficially owns; and

•	any material interest of the shareholder in the proposal.

          SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2007 proxy statement.  To the fullest extent permitted by applicable law, the Board of Directors have the discretion to determine whether a shareholder’s proposal is a proper business matter.  Accordingly, the Board may, if warranted under the circumstances, deny the shareholder’s request upon written notice to the shareholder stating its reason for such denial.

          In order for a shareholder proposal to be considered at the 2006 annual meeting, notice of the proposal was required to be delivered to the Secretary of the Company on or before January 2, 2006.  The Company did not receive notice of any shareholder proposals to be presented at the 2006 meeting.

          Shareholder Communications.  Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing, addressed to the Board or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 2170 W. Palmetto Street, Florence, South Carolina 29501.  The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

          Submission Deadline for Next Year’s Annual Meeting.  To be included in the Company’s 2007 proxy statement, shareholder nominations and proposals submitted for consideration at the 2007 annual meeting of shareholders must be received by the Company no later than January 1, 2007.  Generally, the proxyholder(s) disclosed in the Company’s proxy statement shall have the discretionary authority to vote upon any shareholder proposal not included in the Company’s proxy materials.

Florence, South Carolina
May 1, 2006

FIRST RELIANCE BANCSHARES, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 15, 2006

          The undersigned hereby appoints Leonard A. Hoogenboom or F. R. Saunders, Jr., as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of First Reliance Bancshares, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 15, 2006 at the Florence Country Club, 450 Country Club Boulevard in Florence, South Carolina, and at any adjournments thereof, upon the proposal described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Annual Meeting, receipt of which are hereby acknowledged.

The Board of Directors recommends that you vote for the proposal.

Proposal:

To elect the three (3) persons listed below to serve as Class B Directors of the Company for a three-year term until the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified:

• Paul C. Saunders	• Andrew G. Kampiziones	• Jeffrey A. Paolucci

☐	FOR all nominees listed above	☐	WITHHOLD authority to vote
	(except as indicated below)		for all nominees listed above

INSTRUCTION:   To cast a vote opposing the election of at least one but less than all of the nominees listed above, mark “FOR” above, and write the name of the nominee(s) for whom you are casting an opposing vote in this space __________________________________________________________________________________________________.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder.  If no direction to the contrary is indicated, it will be voted for the above proposals.  Discretionary authority is hereby conferred as to all other matters which may come before the Annual Meeting.

Signature(s) of Shareholder(s)
[INSERT LABEL INFORMATION HERE]

Name(s) of Shareholders(s)

Date: ________________________________, 2006
(Be sure to date your Proxy)

Please mark, sign and date this Proxy, and return it in the enclosed pre-addressed envelope.  No postage is necessary.  If stock is held in the name of more than one person, all must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

                    (Please check the applicable box)

                    I WILL    ☐   WILL NOT    ☐   BE ATTENDING THE ANNUAL SHAREHOLDERS MEETING.